Exhibit 99.1
FOR IMMEDIATE RELEASE

For More Information, Contact:
John Neale	Laurie Berman/Rob Whetstone
QAD Snr Vice President and Treasurer	PondelWilkinson Inc.
805.566.5117	310.279.5980
investor@qad.com	investor@pondel.com
QAD DECLARES QUARTERLY DIVIDEND OF $0.025 PER SHARE
Dividend to be Paid in All Cash or All Common Stock at the Election of Each Shareholder
SANTA BARBARA, Calif. June 11, 2009 QAD Inc. (NASDAQ: QADI), a leading provider of enterprise software solutions for global manufacturers, today announced that its Board of Directors has declared a quarterly dividend of $0.025 per share of common stock payable on October 8, 2009 to shareholders of record at the close of business on August 28, 2009.
In an effort to provide maximum flexibility to its shareholders, and to potentially conserve cash during this period of economic uncertainty, QAD will pay its quarterly dividend in either cash or shares of the company’s common stock, at the election of each shareholder. Shareholders will have until September 17, 2009 to make a distribution election. If a cash distribution election is not made by such date, the shareholder will automatically receive the quarterly dividend in shares of QAD’s common stock. Those shareholders choosing the dividend payable in QAD common stock will receive shares proportionate to the total cash amount based on the average closing price of the stock for the three trading days immediately following the election deadline. The company will make a cash payment in lieu of issuing fractional shares to shareholders choosing the dividend payable in QAD common stock.
Shareholders should consult with a tax advisor prior to making a distribution election.
Additional information regarding the distribution election will be mailed to shareholders of record as soon as practicable after August 28, 2009. A properly completed distribution election form must be received by the company’s transfer agent prior to 5:00 PM EDT on September 17, 2009. For shares held through a bank, broker or nominee, questions should be directed to such bank, broker or nominee. Registered shareholders with questions regarding the dividend should contact American Stock Transfer & Trust Company at (212) 936-5100.

QAD Inc.
2-2-2
Continuing quarterly dividends are subject to the approval of QAD’s Board of Directors whose decision will consider factors such as the continued profitability and liquidity requirements of the company.
About QAD
QAD is a leading provider of enterprise applications for global manufacturing companies. QAD applications provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time. Manufacturers of automotive, consumer products, electronics, food and beverage, industrial and life science products use QAD applications in more than 90 countries and in as many as 27 languages. For more information about QAD, telephone +1 805-566-6000, or visit the QAD Web site at www.qad.com.
“QAD” is a registered trademark of QAD Inc. All other products or company names herein may be trademarks of their respective owners.
Note to Investors: This press release contains certain forward-looking statements made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements. These risks include, but are not limited to, evolving demand for the company’s software products and products that operate with the company’s products; the company’s ability to sustain license and service demand; the company’s ability to leverage changes in technology; the company’s ability to sustain customer renewal rates at current levels; the publication of opinions by industry and financial analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors or new offerings by existing competitors and the associated announcement of new products and technological advances by them; delays in localizing the company’s products for new or existing markets; the ability to recruit and retain key personnel; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; timely and effective integration of newly acquired businesses; general economic conditions; exchange rate fluctuations; and, the global political environment. In addition, revenue and earnings in the enterprise resource planning (ERP) software industry are subject to fluctuations. Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter. Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income. Investors should not use any one quarter’s results as a benchmark for future performance. For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company’s Annual Report on Form 10-K for fiscal 2009 ended January 31, 2009.
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